Exhibit 99.2

Landmark Infrastructure Partners LP

Pro Forma Consolidated and Combined Financial Statements

(Unaudited)

Set forth below are the unaudited pro forma consolidated and combined balance sheet as of September 30, 2016 and the consolidated and combined statements of operations for the nine months ended September 30, 2016 and the year ended December 31, 2015 (together with the notes to the unaudited pro forma consolidated and combined financial statements, the “pro forma financial statements”), of Landmark Infrastructure Partners LP (together with its combined entities, the “Partnership,” “we,” “our” or “us”). The pro forma financial statements have been prepared based on certain pro forma adjustments to the consolidated and combined financial statements included in our Annual Report as filed on February 16, 2016 with the SEC on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2016. The pro forma financial statements should be read in conjunction with such historical consolidated and combined financial statements, including the related financial statement notes.

On October 12, 2016, the Partnership entered into a definitive agreement pursuant to which it acquired 100% of the equity interests in certain entities that own approximately 4,000 acres of land in California from Recurrent Energy Landco LLC, in exchange for cash consideration of approximately $73 million (the “Transaction”).

The pro forma financial statements have been prepared as if the Transaction had taken place as of September 30, 2016, in the case of the pro forma consolidated and combined balance sheet, and as if the Transaction had taken place on January 1, 2015, in the case of the pro forma consolidated and combined statement of operations for the nine months ended September 30, 2016 and for the year ended December 31, 2015. Our pro forma financial statements are presented for illustrative purposes only and do not purport to (1) represent our financial position that would have actually occurred had the Transaction occurred on September 30, 2016, (2) represent the results of our operations that would have actually occurred had the Transaction occurred on January 1, 2015 and (3) project our financial position or results of operations as of any future date or for any future period, as applicable.

The Partnership’s unaudited pro forma consolidated and combined financial statements were prepared in accordance with Article 11 of Regulation S‑X, using the assumptions set forth in the notes to the unaudited pro forma consolidated and combined financial statements. The Partnership’s unaudited pro forma consolidated and combined financial statements also do not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Transaction described above.

Landmark Infrastructure Partners LP

Pro Forma Consolidated and Combined Balance Sheet

as of September 30, 2016

(Unaudited)

				Landmark
	Landmark			Infrastructure
	Infrastructure	Pro Forma		Partners LP
	Partners LP	Adjustments		Pro Forma
Assets	A
Land	$17,421,418	$71,997,680	B	$89,419,098
Real property interests, net	452,726,862	—		452,726,862
Land and net real property interests	470,148,280	71,997,680		542,145,960
Investments in receivables, net	16,781,764	—		16,781,764
Cash and cash equivalents	3,346,769	(3,346,769)	C	—
Restricted cash	1,179,148	—		1,179,148
Rent receivables, net	1,221,496	—		1,221,496
Due from Landmark and affiliates	971,079	—		971,079
Deferred loan costs, net	2,661,950	—		2,661,950
Deferred rent receivable	1,123,005	—		1,123,005
Other intangible assets, net	12,401,230	1,183,068	B	13,584,298
Other assets	888,037	—		888,037
Total assets	$510,722,758	$69,833,979		$580,556,737
Liabilities and equity
Revolving credit facility	$179,000,000	$69,833,979	C	$248,833,979
Secured Notes, net	112,539,409	—		112,539,409
Accounts payable and accrued liabilities	3,523,019	—		3,523,019
Other intangible liabilities, net	13,368,603	—		13,368,603
Prepaid rent	4,402,915	—		4,402,915
Derivative liabilities	4,557,934	—		4,557,934
Total liabilities	317,391,880	69,833,979		387,225,859

Total equity	193,330,878	—		193,330,878
Total liabilities and equity	$510,722,758	$69,833,979		$580,556,737

Landmark Infrastructure Partners LP

Pro Forma Consolidated and Combined Statement of Operations

For the Nine Months Ended September 30, 2016

(Unaudited)

				Landmark
	Landmark			Infrastructure
	Infrastructure	Pro Forma		Partners LP
	Partners LP	Adjustments		Pro Forma
Revenue	AA
Rental revenue	$29,493,148	$4,059,540	CC	$33,552,688
Interest income on receivables	908,970	—		908,970
Total revenue	30,402,118	4,059,540		34,461,658
Expenses
Management fees to affiliate	195,663	—		195,663
Property operating	96,519	—		96,519
General and administrative	2,776,839	—		2,776,839
Acquisition-related	1,414,261	—		1,414,261
Amortization	8,169,542	44,365	EE	8,213,907
Impairments	1,235,035	—		1,235,035
Total expenses	13,887,859	44,365		13,932,224
Other income and expenses
Interest expense	(10,282,184)	(1,548,519)	FF	(11,830,703)
Loss on early extinguishment of debt	(1,703,468)	—		(1,703,468)
Realized loss on derivatives	(99,071)	—		(99,071)
Unrealized loss on derivatives	(3,735,354)	—		(3,735,354)
Gain on sale of real property interest	373,779	—		373,779
Total other income and expenses	(15,446,298)	(1,548,519)		(16,994,817)
Net income	$1,067,961	$2,466,656		$3,534,617
Less: Pre-Acquisition net income from Drop-down Assets	(5,829)	—		(5,829)
Net income attributable to limited partners	1,073,790	2,466,656		3,540,446
Less: Distributions declared to preferred unitholders	(1,333,648)	—		(1,333,648)
Less: General partner's incentive distribution rights	(32,385)	—		(32,385)
Net income (loss) attributable to common and subordinated unitholders	$(292,243)	$2,466,656		$2,174,413
Net income (loss) per common and subordinated unit
Common units – basic	$0.02			$0.18
Common units – diluted	$(0.02)			$0.14
Subordinated units – basic and diluted	$(0.16)			$—
Weighted average common and subordinated units outstanding
Common units – basic	12,394,029			12,394,029
Common units – diluted	15,529,138			15,529,138
Subordinated units – basic and diluted	3,135,109			3,135,109

Landmark Infrastructure Partners LP

Pro Forma Consolidated and Combined Statement of Operations

For the Year Ended December 31, 2015

(Unaudited)

				Landmark
	Landmark			Infrastructure
	Infrastructure	Pro Forma		Partners LP
	Partners LP	Adjustments		Pro Forma
Revenue	BB
Rental revenue	$27,001,916	$911,650	CC	$27,913,566
Interest income on receivables	786,139	—		786,139
Total revenue	27,788,055	911,650		28,699,705
Expenses
Management fees to affiliate	230,934	—		230,934
Property operating	27,009	104,227	DD	131,236
General and administrative	2,923,116	—		2,923,116
Acquisition-related	3,686,598	—		3,686,598
Amortization	6,920,687	59,153	EE	6,979,840
Impairments	3,901,700	—		3,901,700
Total expenses	17,690,044	163,380		17,853,424
Other income and expenses
Interest expense	(8,398,089)	(2,064,692)	FF	(10,462,781)
Loss on early extinguishment of debt	(1,872,002)	—		(1,872,002)
Realized loss on derivatives	(139,979)	—		(139,979)
Unrealized loss on derivatives	(358,927)	—		(358,927)
Gain on sale of real property interest	236,906	—		236,906
Total other income and expenses	(10,532,091)	(2,064,692)		(12,596,783)
Net loss	$(434,080)	$(1,316,422)		$(1,750,502)
Less: Pre-Acquisition net income from Drop-down Assets	(1,169,963)	—		(1,169,963)
Net income (loss) attributable to common and subordinated unitholders	$735,883	$(1,316,422)		$(580,539)
Net income (loss) per limited partners unit
Common units – basic	$0.16			$0.04
Common units – diluted	$0.07			$(0.05)
Subordinated units – basic and diluted	$(0.16)			$(0.29)
Weighted-average limited partner units outstanding
Common units – basic	7,557,615			7,557,615
Common units – diluted	10,692,724			10,692,724
Subordinated units – basic and diluted	3,135,109			3,135,109

Landmark Infrastructure Partners LP

Notes to Pro Forma Consolidated and Combined Financial Statements

(Unaudited)

The unaudited pro forma consolidated and combined financial statements present the impact of the Transaction on our financial position and results of operations. The pro forma adjustments have been prepared as if the Transaction had taken place as of September 30, 2016, in the case of the pro forma consolidated and combined balance sheet, and as if the Transaction had taken place as of January 1, 2015, in the case of the pro forma consolidated and combined statements of operations for the nine months ended September 30, 2016 and for the year ended December 31, 2015.

The adjustments to the pro forma consolidated and combined balance sheet as of September 30, 2016 are as follows:

(A)

Reflects the unaudited historical consolidated and combined balance sheet of Landmark Infrastructure Partners LP as of September 30, 2016 as filed with the SEC on November 3, 2016 on its Form 10-Q for the nine months ended September 30, 2016.

(B)

The Partnership has performed a preliminary purchase price allocation of the fair market value of the Land Portfolio’s assets acquired and liabilities assumed. The preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma financial statements. The final purchase price allocation will be determined when the Partnership has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The following is the preliminary purchase price allocation, which is subject to change as we complete the purchase price allocation process:

Purchase Price
Allocation
Land	$71,997,680
Value of in-place leases	1,183,068
$73,180,748

(C)

The purchase price for the Transaction was funded with a combination of borrowings under the Partnership’s revolving credit facility and available cash. On October 19, 2016, the Partnership closed a public offering of 3,450,000 common units and received net proceeds of approximately $53.3 million (after deducting estimated underwriting discounts, fees and offering expenses). The Partnership used net proceeds from the offering to fund a portion of the transaction and during the interim period between the closing of the offering and the Transaction close date, the Partnership used the net proceeds from the offering to repay outstanding indebtedness under its revolving credit facility. The offering was not directly attributable to the Transaction.

The following adjustments to the pro forma consolidated and combined statements of operations for the nine months ended September 30, 2016 and the year ended December 31, 2015 are shown as if the Transaction occurred on January 1, 2015:

(AA)

Reflects the historical consolidated and combined statement of operations of Landmark Infrastructure Partners LP for the nine months ended September 30, 2016 as filed with the SEC on November 3, 2016 on its Form 10-Q for the nine months ended September 30, 2016.

(BB)

Reflects the historical consolidated and combined statement of operations of Landmark Infrastructure Partners LP for the year ended December 31, 2015 as filed with the SEC on February 16, 2016 on Form 10-K for the year ended December 31, 2015.

(CC)	Reflects historical rental revenue for leased tenant sites based on the contractual lease terms recognized on a straight-line basis, for tenants under lease arrangements with minimum fixed and determinable increases over the non‑cancellable term of the related leases (when collectability is reasonably assured). Rental revenue is based on the in-place leases with lease commencement dates starting in the second half of 2015.

(DD)

Reflects the net historical property operating expenses associated with the assets. Amounts reflect property operating expenses prior to the respective triple-net land leases commenced in 2015. Upon commencement of the triple-net lease the tenant is responsible under the terms of the lease to pay all operating expenses of the property. For the year ended December 31, 2015, the operating expenses of the property consist entirely of property taxes.

(EE)

Reflects the amortization of in-place lease intangibles based on the preliminary purchase price allocation. The in-place lease is amortized on a straight-line basis over the initial lease term of 20 years.

(FF)

Reflects the interest expense associated with the borrowings under the Partnership’s existing credit facility to fund the Transaction at an effective rate of 2.9%. Interest expense was determined based on the terms under our revolving credit facility which bears interest at one-month LIBOR plus 2.5% and is net of the non-use fee of 25 basis points. The effective rate was based on a one-month LIBOR rate of 0.65% as of December 7, 2016.

Pro Forma Net Income Per Limited Partner Unit

Net income per unit applicable to common and subordinated units is computed by dividing the respective limited partners’ interest in net income by the weighted-average number of common units and subordinated units outstanding for the period. Because we have more than one class of participating securities, we use the two-class method when calculating the net income per unit applicable to limited partners. The classes of participating securities include common units, subordinated units, and incentive distribution rights. Under the two-class method, cash distributions declared less than (greater than) net income are allocated to the limited partners based on their respective sharing of income specified in the partnership agreement. Cash distributions made to our unitholders are determined according to the actual distributions declared.